Exhibit 4.8

FORM OF NOMINEE HOLDER CERTIFICATION

ELTEK LTD.

The undersigned, a bank, broker, trustee, depositary, or other nominee of non-transferable subscription rights (the “Subscription Rights”) to purchase ordinary shares, par value NIS 3.00 per share (the “Ordinary Shares”), of Eltek Ltd. (the “Company”) pursuant to the Subscription Rights Offering described and provided for in the Company’s Prospectus dated [____________], 2019, hereby certifies to the Company and to American Stock Transfer & Trust Company, LLC, as Subscription Agent for such Subscription Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Subscription Rights specified below pursuant to the Subscription Right (as defined in the “Instructions as to Use of Subscription Rights Certificates”) and, on behalf of beneficial owners of Subscription Rights who have subscribed for the purchase of additional Ordinary Shares pursuant to the Over-Subscription Right, the number of shares specified below pursuant to the Over-Subscription Right (as defined in the “Instructions as to Use of Subscription Rights Certificates”), listing separately below each such exercised Subscription Right and the corresponding Over-Subscription Right (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the Over-Subscription Right, each such beneficial owner’s Subscription Right has been exercised in full:

	Number of Shares Owned on the Record Date	Number of Shares Subscribed for Pursuant to Subscription Right	Number of Shares Subscribed for Pursuant to Over-Subscription Right
1.
2.
3.
4.

	Name of Nominee Holder		DTC Participant Number

By:
Name:			DTC Basic Subscription Confirmation Numbers
Title:
Phone Number:

Fax Number:			Dated: